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                                                                     EXHIBIT 4.7


                   AGREEMENT REGARDING OWNERSHIP LIMIT WAIVER

         This Agreement is entered into as of January 12, 2005, by Entertainment Properties Trust, a Maryland real estate investment trust ("EPR"), and Cohen & Steers Capital Management, Inc. ("Cohen & Steers").

                                    RECITALS

         A. EPR has elected, effective for its taxable years ending on and after December 31, 1997, to be treated as a real estate investment trust ("REIT") for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). EPR's Amended and Restated Declaration of Trust ("Declaration of Trust") contains certain ownership limitations relating to EPR's qualification as a REIT, including a limitation on the percentage of EPR's outstanding shares of beneficial interest ("Shares") that any Person (as defined in the Declaration of Trust) may own (the "Ownership Limit").

         B. Article Ninth, Section 11 of the Declaration of Trust provides that the Board of Trustees of EPR (the "Board"), in its sole discretion, may exempt a Person from the Ownership Limit if such Person provides to the Board such representations and undertakings as the Board, in its sole and absolute discretion, may require, and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in an application of the remedies set forth in Article Ninth of the Declaration of Trust ("Article Ninth") with respect to shares held in excess of the Ownership Limit ("Excess Shares").

         C. EPR intends to issue 3,200,000 of its 7.75% Series B cumulative redeemable preferred shares of beneficial interest (liquidation preference - $25.00 per share) (the "Series B Preferred Shares") on or about January 19, 2005 in connection with an underwritten public offering thereof (the "Offering"), and Cohen & Steers, on behalf of certain accounts and institutions, desires to acquire approximately 20% (as determined with reference to liquidation value), in the aggregate, of the Series B Preferred Shares to be issued in the Offering.

         D. Cohen & Steers has requested that the Board grant Cohen & Steers a waiver of the Ownership Limit that will permit Cohen & Steers, on behalf of certain accounts and institutions, to acquire Series B Preferred Shares in the amount described herein, and the Board desires to grant such waiver, conditioned upon the continued accuracy of the representations and undertakings made by Cohen & Steers in this Agreement.

         In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

1.       REPRESENTATIONS AND WARRANTIES OF EPR

         EPR represents and warrants that the Board has approved an exemption from the Ownership Limit for the acquisition of Series B Preferred Shares by Cohen & Steers, conditioned upon Cohen & Steers' representations and undertakings in this Agreement, permitting Cohen & Steers, on behalf of certain accounts and institutions, to acquire up to an aggregate of 20% (but not more than 20%), as determined by reference to liquidation value, of the issued and outstanding Series B Preferred Shares to be sold in the Offering.

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2.       REPRESENTATIONS AND WARRANTIES OF COHEN & STEERS

         Cohen & Steers represents and warrants to and agrees with EPR as follows:

         2.1 In connection with, and as a condition to, the grant by the Board of an exemption from the Ownership Limit to permit Cohen & Steers, on behalf of certain accounts and institutions, to hold up to an aggregate of 20% (but not more than 20%), as determined by reference to liquidation value, of the issued and outstanding Series B Preferred Shares, Cohen & Steers represents to EPR and covenants that no person or entity who would be considered to be an "individual" for purposes of Section 542(a)(2) of the Code would be considered, after taking into account the ownership attribution rules under Section 544 of the Code (as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code), the beneficial owner of more than 9.8% of the issued and outstanding Shares (assuming for this purpose that such "individual" is not considered to own any Shares other than solely by reason of Cohen & Steers' ownership of Shares). Cohen & Steers acknowledges and agrees that, if at any time the foregoing covenant and representation would not be accurate, the maximum number of Series B Preferred Shares that Cohen & Steers could own would be automatically reduced (without the requirement for any action by EPR), to the number of Series B Preferred Shares that would cause the covenant in the preceding sentence to be accurate.

         2.2 Cohen & Steers acknowledges that, notwithstanding the waiver of the Ownership Limit granted pursuant to this Agreement, the Board is not granting an exemption from any other ownership restrictions set forth in Article Ninth or with respect to any Shares other than the Series B Preferred Shares.

         2.3 Cohen & Steers acknowledges that EPR is a "domestically controlled REIT" under the Code, and agrees that EPR may take such actions as the Board, in its sole and absolute discretion, deems necessary and advisable to preserve EPR's status as a "domestically controlled REIT" under the Code, and to ensure that EPR is not "closely held" within the meaning of Section 856(h) of the Code, including but not limited to the designation of any Series B Preferred Shares or other securities of EPR the acquisition of which by Cohen & Steers or the accounts or institutions for which it acts could cause EPR to become "closely held" or to lose its status as a "domestically controlled REIT," as Excess Shares subject to the Excess Share provisions of Article Ninth, notwithstanding any other provision of this Agreement or the waiver granted hereby.

         2.4 Cohen & Steers acknowledges and agrees that any violation of its representations, warranties or covenants in this Section 2 will result in the application of the remedies set forth in Article Ninth in respect to any of the Shares that constitute Excess Shares in accordance with Article Ninth.

3.       MISCELLANEOUS

         3.1 Additional Actions and Documents

         Each of the parties hereby agrees to use its reasonable best efforts to cause to be taken such further actions, to execute, deliver and file or use its reasonable best efforts to cause to be executed, delivered and filed such further documents, and to obtain such consents, as may be


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necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

         3.2 Assignment

         Neither party may assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other party, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by either party of its respective rights or obligations under this Agreement release such party from its liabilities and obligations hereunder.

         3.3 Amendment

         This Agreement constitutes the full and entire understanding of the parties with respect to the subject matters herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

         3.4 Waiver

         No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         3.5 Governing Law

         This Amendment shall be governed by and construed under the laws of the State of Maryland (without regard for the choice of law provisions thereof).

         3.6 Severability

         If any clause or provision of this Agreement operates or would prospectively operate to invalidate this Agreement in whole or in part, then only such clause or provision shall be ineffective, and the remainder of this Agreement shall remain operative and in full force and effect.

         3.7 Incorporation of Recitals

         The recitals hereto are incorporated herein as part of this Agreement.

         3.8 Execution in Counterparts

         This Agreement may be executed in counterparts. All counterparts shall collectively constitute a single Agreement.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

                                         ENTERTAINMENT PROPERTIES TRUST


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                         COHEN & STEERS CAPITAL MANAGEMENT, INC.


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


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